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BOSTON SCIENTIFIC CORPORATION
STATEMENT OF COMPUTATION OF RATIOS OF EARNINGS TO FIXED CHARGES     EXHIBIT 12.1
(UNAUDITED)
(In thousands)


                                                                 Year Ended December 31,
                                             -------------------------------------------------------------
                                                1998          1997         1996         1995        1994
                                             -------------------------------------------------------------
Fixed charges:
 Interest expense                            $  67,573      $ 14,285     $ 11,518     $ 9,591     $  8,378
 Capitalized interest                            4,460         4,976
 Debt issuance costs                             1,675            65          501
 Interest portion of rental expense             16,361        14,354        8,534       5,802        5,370
                                             -------------------------------------------------------------
    Total fixed charges                      $  90,069      $ 33,680     $ 20,553     $15,393     $ 13,748
                                             =============================================================

Earnings:
 Income (loss) before income taxes and
  cumulative effect of change in accounting  $(275,314)     $215,131     $303,330     $62,678     $219,703
 Fixed charges per above                        90,069        33,680       20,553      15,393       13,748
 LESS: capitalized interest                      4,460         4,976
                                             -------------------------------------------------------------
    Total earnings, as adjusted              $(189,705)     $243,835     $323,883     $78,071     $233,451
                                             =============================================================

Ratio of earnings to fixed charges                              7.24        15.76        5.07        16.98
                                             =============================================================

Coverage deficiency(1)                       $(279,774)
                                             =========

Supplemental pro forma coverage
 deficiency(2)                               $(345,507)
                                             =========



(1) Includes noncash special charges of $646 million recorded in connection with the acquisition of Schneider Worldwide and other merger-related initiatives.

(2) Reflects the coverage deficiency as if the acquisition of Schneider Worldwide occurred at the beginning of 1998, with pro forma adjustments to give effect to amortization of intangibles, an increase in interest expense on acquisition financing and certain other adjustments.